Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. on Form S-3 of our report dated March 15, 2016, with respect to our audits of the financial statements of Hydra Industries Acquisition Corp., as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from May 30, 2014 (inception) through December 31, 2014 appearing in Form 10-K of Hydra Industries Acquisition Corp. for the year ended December 31, 2015 filed on March 15, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Melville, New York

April 7, 2017